FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES
RECEIVES VENEZUELAN INCOME TAX ASSESSMENT

HOUSTON, TX (July 25, 2005) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced that Harvest Vinccler, C.A. (HVCA), its 80 percent owned Venezuelan subsidiary, received a preliminary income tax assessment claim of approximately 184 billion Venezuelan Bolivars from the SENIAT, the Venezuelan income tax authority, related to fiscal years 2001 through 2004. At the official exchange rate of 2,150 Bolivars per U.S. Dollar, the dollar equivalent of the preliminary tax assessment is approximately $85 million. In addition, the SENIAT imposed penalties equal to 10 percent of the preliminary tax assessment claim for a total claim of 202 billion Bolivars, or approximately $94 million. Previously, the SENIAT announced that it was auditing the tax payments for all companies delivering oil to PDVSA under operating service agreements and intended to retroactively increase the income tax rates.

The Company is in the process of reviewing the assessment, but believes HVCA has met its tax obligations in all material respects. HVCA and the Company intend to take all measures necessary to protect their rights, and will vigorously challenge all elements of the assessment that are not supported by Venezuelan law. HVCA has the right to challenge the assessment from SENIAT by filing an answer. SENIAT is required to respond to the answer within one year. During the period in which SENIAT considers the answer, any payment obligation is suspended.

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent oil and gas development and production company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

Amanda Koenig
Investor Relations
(281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”